Exhibit 10.2

April 20, 20154

Steve Smith

Dear Steve,

On behalf of CoreSite, L.L.C. (the “Company”), I am very pleased to offer you the full-time position of Senior Vice President, Sales & Sales Enablement. As discussed, this position reports to Jarrett Appleby, Chief Operating Officer.  You will be expected to perform duties commensurate with your position, as well as other duties assigned by the Company from time to time.  Your work location will be the Denver corporate office, but you will be expected to travel for your role.

This letter sets forth the terms of your employment with the Company beginning no later than January 27, 2014.  Please indicate your acceptance by signing and returning this letter no later than January 9, 2014.  If you do not sign and return this letter by such date, this offer will be deemed withdrawn.

1.              Compensation.  Your base salary will be $300,000 annually, payable on a bi-weekly basis and subject to applicable withholding. Your salary may be adjusted annually, in the Company’s sole discretion.  CoreSite’s regular business hours are 8:00 a.m. to 5:00 p.m., Monday through Friday.  You are expected to be available during business hours.   Your position may require that you work beyond regular business hours from time to time. As an overtime-exempt employee, you are not eligible for overtime compensation

2.              Annual Year-End Bonus and Commission.

a.              You will be eligible for an annual target bonus estimated to total $ 75,000 (the “Annual Target Bonus”), prorated to reflect the number of days actually worked during your first year of employment.  The Annual Target Bonus will be determined based partially upon your contributions to the defined company objectives and your individual performance, as determined in the discretion of the Company, and may be less than, equal to, or greater than $75,000.

b.              You will also be eligible for a quarterly performance-based bonus of $43,750 ($175,000 annual) based upon sales and revenue metrics to be determined as reasonably practicable hereafter and revised from time to time as determined by the Company (the “Quarterly Sales Bonus). The Quarterly Sales Bonus also will be prorated for the percentage of your first quarter employed by the Company.

3.              On-Boarding Compensation

a.              LTIP Grant.  Not later than the first regularly scheduled Board meeting of CoreSite Realty Corporation (“CoreSite Realty”) following commencement of your employment with the Company and subject to CoreSite Realty Board approval, you will receive a time-vested restricted stock grant valued at $300,000 granted pursuant to CoreSite Realty’s 2010 Equity Incentive Award Plan. The number of shares will be determined utilizing the closing stock price on the date of grant. The grant will vest ratably over three years from the date of your commencement of employment with the Company.

b.              Ongoing LTIP. Beginning in the 2015 grant cycle and subject to CoreSite Realty Board approval, you will be eligible to receive an ongoing stock grant valued at $100,000 granted pursuant to CoreSite Realty’s 2010 Equity Incentive Award Plan (“Ongoing LTIP Grant”). A portion of your Ongoing LTIP Grant

1050 17th Street, Suite 800 | Denver, CO 80265 USA | T +1 866.777.CORE | F +1 877.233.3607 | www.CoreSite.com

STRONG DATA CENTERS.  LASTING RELATIONSHIPS.

(approximately 40% of grant-date value) is anticipated to be granted in the form of shares with vesting tied to Company performance metrics.

c.               2014 Guaranteed Cash Compensation: Your total 2014 cash compensation, including base salary, the Annual Target Bonus and all Quarterly Sales Bonuses, will be no less than $650,000 based on a full calendar year of employment (the “2014 Guaranteed Cash Compensation”).  This $650,000 2014 Guaranteed Cash Compensation will be prorated based on your actual days of employment with the Company during 2014.

d.              Signing Bonus.  Upon acceptance of this offer of employment with the Company and provided you do not receive your final year-end commissions/bonus from SAP, you will receive a one-time cash payment of $150,000.  This amount will be paid with your first paycheck. This $150,000 cash payment is subject to required withholdings and deductions for applicable taxes and will not be used for calculating benefits.  You will be required to repay this signing bonus if you leave the Company voluntarily within twelve (12) months following commencement of your employment.

4.              Benefits.  You will be eligible to participate in the Company’s health insurance, life insurance, and disability plans on the first day of the month following your start date, subject to the regular eligibility requirements with respect to such benefit plans, which may be amended from time to time.  Should you elect to participate in these programs, you must submit your benefit elections through our Employee Portal.  Remember — benefit enrollment is your responsibility. If you have questions about the benefits, please contact Human Resources by calling 303-405-1038.  If you do not enroll at the time of your initial eligibility, you will have to wait for the next annual enrollment period or qualifying event.

You will earn 3 weeks of paid time off annually pursuant to the Company’s policy.

5.              Paid Parking.  The Company provides on-site parking for all employees.  Alternatively, employees who commute to work via public transportation are eligible for reimbursement of up to $180.00 per month.

6.              Compliance with Law and Company Policies and Procedures.  You agree that you will at all times comply with the Company’s policies and procedures, and any law governing the Company or your employment.  You understand and agree that the Company policies and procedures do not create any contractual relationship between you and the Company, and the policies and procedures may be changed at any time, for any reason, at the sole discretion of the Company.  You represent that to your knowledge, no investigation, claim or litigation is currently pending or threatened against you at this time relating to or arising out of your activities as an employee with another employer.  You further represent that to your knowledge, you are not subject to a non-competition or other agreement that would preclude you from working for the Company.  You understand that throughout your employment with the Company and upon termination, you are required to fully disclose to the Company any instances of actual or possible regulatory violations by the Company or its affiliates of which you are or become aware.

7.              Company Property.  During your employment with the Company, you may be given access to Company Property.  “Company Property” means all property, whether intangible or tangible, that belongs to the Company or any of its affiliates (including, but not limited to, CoreSite Realty Corporation and CoreSite, L.P.), including, but not limited to, trade secrets, work product, drawings, blueprints, reports, computer programs, customer lists, prospect lists, forms, manuals, records, correspondence, contracts, notes, memoranda, notebooks and other documents of the Company, software media, equipment, and all other materials relating in any way to the Company’s business.  By signing below and accepting this offer of employment, you agree that, during your employment and after its termination, you will not use any Company Property for any purpose other than for the benefit of the Company.  Except for business uses related to the performance of your job, you will not remove from Company premises any Company Property without the prior written consent of your supervisor. You further agree that you will not during, or at any time after the termination of your employment with the Company, disclose or divulge to others, including future employers, any trade secrets, confidential information, or other proprietary information of the Company, in whatever form.

You also agree that upon the termination of your employment with the Company, you will return to the Company all Company Property obtained by you during the course of your employment with the Company.  You agree that you will not keep any Company Property, including, but not limited to, any electronic copies or notes related in any way to such Company Property.

8.              Name & Likeness Rights, etc.  By signing this letter, you authorize the Company to use, reuse, and to grant others the right to use and reuse your name, photograph, likeness (including caricature), voice, and biographical information, and any reproduction or simulation thereof, in any media now known or hereafter developed (including but not limited to film, video, and digital, or other electronic media), both during and after your employment, for whatever purposes the Company deems necessary.

9.              Background Verification and Drug Screen.  The Company utilizes the services of Sterling Infosystems for background verification services.  Background verification may include review of your criminal and credit history.  While criminal background and/or poor credit history are not an automatic bar to employment, the Company reserves the right to withdraw this offer of employment or discontinue your employment, in its sole discretion, contingent upon the final background check results and in accordance with applicable law.

In addition, the Company requires that you undergo a drug screen.  Failure to pass this drug screen will result in withdrawal of this offer of employment in accordance with applicable law.

10.                               Severance and Change in Control Program.   You will be entitled to receive the benefits of, and will be subject to the obligations set forth under, the CoreSite Realty Corporation and CoreSite, L.P. Senior Management Severance and Change in Control Program, a copy of which is provided herewith (the “Severance and Change in Control Program”).  Execution of the Participation Letter Agreement attached as Exhibit A to the Severance and Change in Control Program acknowledging your participation is a condition of your employment.

11.                               Entire Agreement.  This letter (including the Severance and Change of Control Program and an Indemnification Agreement) contains all agreements, understandings, and arrangements between you and the Company and no other agreements, understandings or arrangements exists.  All previous agreements, understandings, and arrangements, if any, between you and the Company relating to your employment are terminated by this letter and are hereby null and void.  This letter may be amended, waived, changed, modified, extended or rescinded only by a writing signed by both you and the Company.

12.                               At-Will Employment: The Company is an at-will employer, which means that your employment with the Company may be terminated by you or the Company at any time and for any reason, with or without notice or cause. This “at will” employment relationship may not be modified by any oral or implied agreement.

13.                               Immigration Reform and Control Act of 1986. The Company complies with the Immigration Reform and Control Act of 1986, as well as applicable state law, and therefore will need you to verify your eligibility for employment.  A list of acceptable documents can be found in your new hire paperwork.  If you do not provide the required documentation, by law, the Company cannot permit you to begin work.  Therefore, please be prepared to provide any documents required to verify your identity and eligibility to work in the United States.

Please indicate your acceptance of this offer by signing on the appropriate space indicated below, and faxing or e-mailing your signed letter to 877.296.8110 or Veena.Bricker@coresite.com, no later than January 8, 2014.

Please do not hesitate to reach out to me or Jarrett if you have any questions. Welcome to the CoreSite team!

Sincerely,

Veena Bricker

Veena Bricker

Vice President of Human Resources, CoreSite

I accept employment with the Company subject to the terms set forth in this letter.  I understand that my employment with the Company is at-will, and may be terminated by me or the Company at any time for any reason, with or without notice:

Steven J Smith	Date

Approved by CoreSite (Following receipt of signed acceptance by employee)

Veena Bricker	Date